Exhibit 99.2    EARNINGS RELEASE ISSUED APRIL 10, 2003

TULSA, OK – April 10, 2003 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, specializing in the construction and repair and maintenance of aboveground storage tanks, plant maintenance, turnarounds and capital construction, today reported total revenues for the third quarter of fiscal year 2003, ended February 28, 2003, of $51.9 million and fully diluted per share earnings of $0.15, in line with the guidance previously provided by management.

Consolidated revenues for the quarter were $51.9 million versus $54.6 million in last year’s third quarter, as gains in the Construction Services segment were offset by declines in the Plant Services and the Aboveground Storage Tank (AST) segments. Gross margins on a consolidated basis widened to 11.6% from 8.4% reported in the same quarter last year. Net income for the quarter ended February 28, 2003 was $1.2 million, or $0.15 fully diluted earnings per share, similar to last year’s net income of $1.2 million and $0.15 fully diluted earnings per share. Included in last year’s fully diluted results was a gain of $0.10 per share from the settlement of a contractual dispute and a charge of $0.02 per share primarily for additional workers compensation claims and warranty work at the Company’s exited operations.

Brad Vetal, president and chief executive officer, said, “The Company has performed well during this period of economic uncertainty. Repair and maintenance spending has slowed as our customers are currently being cautious. We have, however, seen some signs of a pickup in the current fourth quarter. Our Construction Services segment continues to perform exceptionally well and, based on its current backlog and levels of inquiries, should continue to do so for the foreseeable future.”

Vetal added, “We are very pleased that we were able to close the acquisition of the Hake Group of Companies on March 7, 2003, and have started the integration process. Hake’s business activity is strong, particularly in the capital construction segments. As stated earlier, the acquisition will be immediately accretive to Matrix’s overall earnings. Despite the slowdown in repair and maintenance activities, fourth quarter results are expected to be very good due to Construction Services’ performance and the addition of the Hake Group of Companies. As a result we are increasing our guidance for earnings for the full year of fiscal 2003. We now anticipate fully diluted earnings per share to be between $0.90 and $0.97 per share compared to $0.73 per fully dilute share for fiscal 2002.”

In the third quarter of fiscal 2003, gross revenues for AST Services were $36.2 million versus $37.4 million in the third quarter of fiscal 2002. This decline was due to less maintenance and power work this year compared to last year. For the Construction Services segment, gross revenues grew 72.1% to $10.5 million in the third quarter of fiscal 2003 from $6.1 million in the comparable quarter of fiscal 2002. This growth is the result of Construction Services’ continued business development efforts directed at Matrix’ core customer base. Gross Revenues for the Plant Services segment in the third fiscal quarter were $5.8 million versus $11.3 million in last year’s third quarter. There was less turnaround work this year compared to last year, particularly in February, as a number of customers postponed turnaround work; this work has been rescheduled to be started in Matrix’s next fiscal year.

Gross margins for AST Services were 11.9% in the third quarter of fiscal 2003, representing a significant improvement over the 5.1% reported in the same quarter last year. This improvement reflects the absence of two large projects that incurred significant cost overruns that were charged in the third quarter of last year. Third quarter gross margins for Construction Services grew to 14.3% this year from 13.1% last year, as business development efforts provided a more favorable mix of higher margin work and continued improvement in project execution. Third quarter gross margins for Plant Services were 3.4% this year versus 16.8% last year, as the reduced volume was unable to absorb fixed costs as efficiently as last year as well as the result of start up costs at the new Alton, Illinois location and less turnaround work this year versus last year.

For the nine months ended February 28, 2003, Matrix Service reported that consolidated revenues grew 5% to $164.5 million from the $156.7 million reported for the same period last year. Consolidated gross margins widened to 12.3% this year from 11.1% last year. Net income for the current nine month period advanced to $4.5 million from the $4.0 million reported for the nine months ended February 28, 2002, which resulted in an improvement in fully diluted earnings per share to $0.55 for the period from $0.50 last year.

Gross revenues for AST Services for the nine month period ended February 28, 2003, rose 3% to $123.4 million from the $119.8 million reported in the comparable period last year. The gains resulted from a strong business climate in Matrix’s Western region and in Canada offset somewhat by a slowdown in repair and maintenance and product sales activity in Matrix’s other operating regions. Construction Services’ gross revenues for the first nine months of fiscal 2003 rose 81.9% to $29.1 million, $13.1 million more than the $16.0 million reported for the same nine months of fiscal 2002. This improvement was due largely to the increased business development efforts mentioned previously. These revenue gains for AST Services and Construction Services were offset somewhat by a revenue decline in the Plant Services segment during this period, from $21.5 million last year to $14.2 million this year. This drop in Plant Services’ gross revenues is the result of less maintenance and turnaround work this year versus last year.

Gross margins for AST Services for the nine months were 12.7%, up from the 10.9% for the same period last year. This improvement was due partially by the absence this year of the two large projects with negative gross margins mentioned previously. Gross margins for Construction Services in the current period widened to 14.1% from 10.6% for the nine months ended February 28, 2002, as a result of higher margin construction projects and cost controls put in place over the last two years. Gross margins for Plant Services for this period were 2.8% versus 12.1% for the same period last year, primarily because of less absorption of fixed costs resulting from lower volume, start up costs at the Alton, Illinois facility and fewer turnarounds.

In conjunction with this earnings release, Matrix Service will host a conference call with Brad Vetal, president and CEO, and Michael Hall, vice president and chief financial officer. The call will take place today at 11:00 am (EST)/10:00 am (CST) and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to access the website in order to download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

About Matrix Service Company

Matrix Service Company designs, constructs, maintains and provides specialized repair services and products for aboveground storage tanks principally for petroleum refineries, bulk storage terminals, pipelines, power plants and chemical plants. The Company also provides general industrial construction and in-plant routine maintenance, process unit turnarounds and construction services.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Washington, and Delaware in the U.S. and Canada.

This release contains certain forward-looking statements including statements preceded or modified by the words “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission, many of which are beyond the control of the Company, and any one of which, or a combination of which, could materially affect the results of the Company’s operations.

For More Information:	Investors:
Michael J. Hall	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co. Communications
918/838-8822	212/888-0044
mhall@matrixservice.com	tnguyen@sternco.com

(Four Tables to Follow)

Matrix Service Company

Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended February 28, (unaudited)		Nine Months Ended February 28, (unaudited)
	2003	2002	2003	2002
Revenues	$51,900	$54,588	$164,513	$156,731
Cost of revenues	45,867	49,996	144,266	139,301

Gross profit	6,033	4,592	20,247	17,430
Selling, general and administrative expenses	4,556	3,941	13,651	11,241
Goodwill amortization	—	86	—	254
Restructuring, impairment and abandonment	—	(665)	—	(70)

Operating income	1,477	1,230	6,596	6,005

Other income (expense):
Interest expense	(22)	—	(210)	(177)
Interest income	6	5	15	36
Other	272	760	681	648

Income before income tax expense	1,733	1,995	7,082	6,512
Provision for federal, state and foreign income tax expense	521	756	2,554	2,483

Net income	$1,212	$1,239	$4,528	$4,029

Earnings per share of common stock:
Basic	$0.15	$0.16	$0.57	$0.52
Diluted	$0.15	$0.15	$0.55	$0.50

Weighted average number of common shares:
Basic	7,926,395	7,748,939	7,888,565	7,686,954
Diluted	8,357,395	8,120,275	8,283,680	8,031,724

Matrix Service Company

Consolidated Balance Sheets

(in thousands)

	February 28,	May 31,
	2003	2002
	(unaudited)
ASSETS:

Current assets:
Cash and cash equivalents	$1,537	$826
Accounts receivable, less allowances (February 28—$460, May 31—$242)	28,174	35,209
Costs and estimated earnings in excess of billings on uncompleted contracts	9,683	13,096
Inventories	2,411	2,815
Income tax receivable	1,046	359
Deferred income taxes	537	348
Prepaid expenses	2,256	2,267

Total current assets	45,644	54,920

Property, plant and equipment at cost:
Land and buildings	17,534	15,452
Construction equipment	24,258	22,312
Transportation equipment	9,160	8,719
Furniture and fixtures	6,077	5,269
Construction in progress	12,691	5,912

	69,720	57,664

Less accumulated depreciation	27,956	25,242

Net property, plant and equipment	41,764	32,422

Goodwill, net of accumulated amortization (February 28—$2,777, May 31—$2,777)	10,981	10,929

Other assets	1,179	2,919

Total assets	$99,568	$101,190

Matrix Service Company

Consolidated Balance Sheets

(in thousands)

	February 28,	May 31,
	2003	2002
	(unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$7,578	$12,954
Billings on uncompleted contracts in excess of costs and estimated earnings	9,462	9,108
Accrued insurance	1,819	2,086
Accrued environmental reserves	17	92
Income tax payable	—	210
Other accrued expenses	4,110	4,072
Current portion of long-term debt	643	589

Total current liabilities	23,629	29,111

Long-term debt	8,188	9,291

Deferred income taxes	2,275	2,588

Stockholders’ equity:
Common stock	96	96
Additional paid-in capital	52,163	51,868
Retained earnings	22,654	18,126
Accumulated other comprehensive loss	(914)	(894)

	73,999	69,196

Less: Treasury stock, at cost—1,660,379 and 1,784,856 February 28 and May 31, respectively	(8,523)	(8,996)

Total stockholders’ equity	65,476	60,200

Total liabilities and stockholders’ equity	$99,568	$101,190

SEGMENT INFORMATION

Matrix operates primarily in the United States and has operations in Canada. Matrix’s industry segments are Aboveground Storage Tank (AST) Services, Construction Services, Plant Services and Other Services.

Matrix Service Company

	AST Services	Construction Services	Plant Services	Combined Total

Three Months Ended February 28, 2003

Gross revenues	36.2	10.5	5.8	52.5
Less: Inter-segment revenues	(0.6)	0.0	0.0	(0.6)
Consolidated revenues	35.6	10.5	5.8	51.9
Gross profit	4.3	1.5	0.2	6.0
Operating income (loss)	1.0	0.9	(0.4)	1.5
Income (loss) before income tax expense	1.2	0.9	(0.4)	1.7
Net income (loss)	0.9	0.5	(0.2)	1.2

Identifiable assets (excluding goodwill)	73.2	5.2	10.3	88.7
Goodwill	9.6	0.5	0.8	10.9
Capital expenditures	3.9	0.2	1.0	5.1
Depreciation expense	1.0	0.1	0.1	1.2

Three Months Ended February 28, 2002

Gross revenues	37.4	6.1	11.3	54.8
Less: Inter-segment revenues	(0.2)	0.0	0.0	(0.2)
Consolidated revenues	37.2	6.1	11.3	54.6
Gross profit	1.9	0.8	1.9	4.6
Operating income (loss)*	(1.0)	0.4	1.1	1.2
Income (loss) before income tax expense*	(0.4)	0.6	1.1	2.0
Net income (loss)*	(0.3)	0.3	0.7	1.2

Identifiable assets (excluding goodwill)*	67.8	6.6	13.0	89.4
Goodwill	9.6	0.5	0.8	10.9
Capital expenditures	3.2	0.0	0.2	3.4
Depreciation expense	1.0	0.0	0.2	1.2

Nine Months Ended February 28, 2003
Gross revenues	123.4	29.1	14.2	166.7
Less: Inter-segment revenues	(2.2)	0.0	0.0	(2.2)
Consolidated revenues	121.2	29.1	14.2	164.5
Gross profit	15.7	4.1	0.4	20.2
Operating income (loss)	5.5	2.3	(1.2)	6.6
Income (loss) before income tax expense	6.1	2.2	(1.2)	7.1
Net income (loss)	3.9	1.4	(0.8)	4.5

Identifiable assets (excluding goodwill)	73.2	5.2	10.3	88.7
Goodwill	9.6	0.5	0.8	10.9
Capital expenditures	11.0	0.5	1.6	13.1
Depreciation expense	3.2	0.2	0.4	3.8

Nine Months Ended February 28, 2002

Gross revenues	119.8	16.0	21.5	157.3
Less: Inter-segment revenues	(0.6)	0.0	0.0	(0.6)
Consolidated revenues	119.2	16.0	21.5	156.7
Gross profit	13.1	1.7	2.6	17.4
Operating income*	4.7	0.6	0.6	6.0
Income before income tax expense*	5.2	0.7	0.5	6.5
Net income*	3.2	0.4	0.3	4.0

Identifiable assets (excluding goodwill)*	67.8	6.6	13.0	89.4
Goodwill	9.6	0.5	0.8	10.9
Capital expenditures	11.6	0.2	0.3	12.1
Depreciation expense	3.0	0.1	0.4	3.5

*Combined totals reflect impact of other services.